As filed with the Securities and Exchange Commission on December 20, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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[X] Soliciting Material Pursuant to § 240.14a-12

PROVINCE HEALTHCARE COMPANY

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(1)   Title of each class of securities to which transaction applies: _______________________________________

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________________

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     This filing relates to a planned combination of Province Healthcare Company (“Province Healthcare”) and LifePoint Hospitals, Inc. (“LifePoint Hospitals”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 15, 2004 (the “Merger Agreement”) by and among LifePoint Hospitals, Lakers Holding Corp., Lakers Acquisitions Corp., Pacers Acquisition Corp. and Province Healthcare.

     The following are transcripts of presentations made by management of LifePoint Hospitals at (1) the CIBC World Markets 15th Annual Healthcare Conference on November 10, 2004; (2) Credit Suisse First Boston Healthcare Conference on November 18, 2004, and (3) Merrill Lynch Health Services Investor Conference on November 30, 2004.

******

     In connection with the proposed transaction, LifePoint Hospitals and Province Healthcare have filed with the Securities and Exchange Commission (“SEC”) a joint proxy statement/prospectus, as part of a Registration Statement on Form S-4, and other relevant materials. The definitive joint proxy statement/prospectus will be mailed to the stockholders of LifePoint Hospitals and Province Healthcare as promptly as possible. Investors and security holders are advised to read the joint proxy statement/prospectus and other relevant materials when they become available, as well as any amendments or supplements to those documents, because they will contain important information about LifePoint Hospitals, Province Healthcare and the proposed transaction. In addition, the joint proxy statement/prospectus and other relevant materials filed by LifePoint Hospitals or Province Healthcare with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by LifePoint Hospitals by contacting Investor Relations, LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee, 37027, Phone: (615) 372-8500 and by Province Healthcare by contacting Investor Relations, Province Healthcare Company, 105 Westwood Place, Suite 400, Brentwood, Tennessee, 37027, Phone: (615) 370-1377.

     LifePoint Hospitals and Province Healthcare, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from their respective stockholders with respect to the transactions contemplated by the Merger Agreement. Information about the directors and executive officers of LifePoint Hospitals, and their interests in the transactions contemplated by the Merger Agreement, including their ownership of LifePoint Hospitals common stock, is set forth in the proxy statement for LifePoint Hospitals’ 2004 annual meeting, which was filed with the SEC on April 28, 2004. Information about the directors and executive officers of Province Healthcare, and their interests in the transactions contemplated by the Merger Agreement, including their ownership of Province Healthcare common stock, is set forth in the proxy statement for Province Healthcare’s 2004 annual meeting, which was filed with the SEC on April 20, 2004. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

     This document may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements, particularly those statements regarding the effects of the merger, reflect LifePoint Hospitals, Inc.’s and Province Healthcare Company’s current expectations and beliefs, are not guarantees of performance of LifePoint Hospitals or the newly formed combined entity and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. For example, such risks, uncertainties, assumptions and other factors include, without limitation, the possibility that (1) the companies may be unable to obtain the required stockholder or regulatory approvals; (2) problems may arise in successfully integrating the businesses of the two companies; (3) the acquisition may involve unexpected costs; (4) the combined company may be unable to achieve cost-cutting synergies; (5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and (6) the combined company may be subject to future regulatory or legislative actions. For a further discussion of these and other risks, uncertainties, assumptions and other factors, see the joint proxy statement/prospectus and LifePoint Hospitals’ and Province Healthcare’s filings with the Securities and

     Exchange Commission. LifePoint Hospitals and Province Healthcare undertake no duty to update forward-looking statements.

Final Transcript Conference Call Transcript LPNT — LifePoint Hospitals, Inc. at CIBC World Markets 15th Annual Healthcare Conference Event Date/Time: Nov. 10. 2004 / 10:00AM ET Event Duration: N/A

Final Transcript

LPNT — LifePoint Hospitals, Inc. at CIBC World Markets 15th Annual Healthcare Conference

CORPORATE PARTICIPANTS

Charlie Lynch
CIBC World Markets — Senior Healthcare Facilities Analyst

Mike Culotta
LifePoint Hospitals, Inc. — CFO

PRESENTATION

     Charlie Lynch - CIBC World Markets — Senior Healthcare Facilities Analyst

     Good morning and again welcome to our 15th Annual Healthcare conference. I’m Charlie Lynch from CIBC. Our next presenter this morning is LifePoint Hospitals. With us today we have Mike Culotta, the company’s Chief Financial Officer.

Mike?

     Mike Culotta - LifePoint Hospitals, Inc. — CFO

     Thank you. Thanks for this work. You all can hear me on this. Let’s get this a little closer. OK. Is this working OK? OK. I’m going to be running around a little bit so I’ll talk a little bit loud here so this is picked up on Web cast.

If by chance we get finished and we might have a little bit of time for Q&A this morning, I will have to repeat your question cause this is being Web cast.

First and foremost, let me thank Charlie Lynch and Mike Wiederhorn for all their help in putting this conference together. We really appreciate all their hospitality today in having us here. So we really, really do appreciate that.

And as a very key point, this is our first investor conference since we announced the Province acquisition. So this is very, very important to us to be here today. And so we have a whole new slide show for you all from that standpoint if we can go through that with you.

Ken is not here today, Ken Donahey is not here, nor is Bill Gracey. And unfortunately they could not make it. They wished they could have been but the Federation of American Health Systems meeting is going on in San Francisco and Ken is the elected President or President-to-be starting in February so he had to go to all the committee meetings. And that ran from Sunday to Wednesday so he was unable to make it. And we all definitely send the apologies for both of those guys.

What I’d like to do is give you a little bit of status of where we are in the Province transaction, go through a little bit of a presentation here of what’s going on, the integration, et cetera, so that everybody can get a general feel for this.

I also have quite a number of the slides in hard copy for those that didn’t get it. So just come up here or raise your hands, we can get those sent out to you.

One of the things that we had already announced and as we talked about when we first got involved was the Hart-Scott-Rodino filings and the Hart-Scott-Rodino filing, we filed it within a couple of weeks of after announcing the merger. The 30-day process took place and we were not challenged from any of our markets from that standpoint.

In terms of other regulatory, there are no other regulatory hurdles that we have to go over. There’s been questions about CONs for example. The CONs are technically the licenses are owned by the subsidiaries. And in our situation since we’re buying the stock of Province, we’re buying the corporation. There is no change of control within any of those subsidiaries. So there is no regulatory issues relating to any CON changes, approval for CONs. So all of that is taken care of from that regard.

So just wanted to give you a very quick touch base with you on that one.

The other item, which is a big question that keeps being raised is in the commitment letter from Citi, there was a 4.35 test that took place relating to total coverage. And I’d like to give you a little bit of background on that. That’s a question that’s being raised.

If you read the detail of that commitment letter, it says subject to SEC adjustments and other adjustments as determined by management and Citi. So there are other adjustments that will be taking place.

So for example, the S4 that was recently filed about two weeks ago, if you look, for example, in the six months Pro Formas, if you look at that all SEC adjustments that have taken place, and you calculate and — well multiply it times two cause you’ve got six months, multiply it times two, the EBITDA in that was about 199.7.

So for simplicity sake let’s just say 200 million, you multiply it times two that’s 400 million. The senior coverage at 630, when you take that into consideration, remember these are SEC adjustments only. This does not include the full-year benefit, the Medicare drug bill. It does not include Fort Mohave. It does not include Coastal Carolinas. And it includes the historical trends of Las Cruces as a not-for-profit. And if you looked at the year before, that not-for-profit ran about a $12 million loss when you looked at that full year in the Pro Formas.

But let’s get back to the EBITDA. That EBITDA number is now running 3.86 on total consolidated debt.

That number also does not include $50 million of pay down in debt. We paid $30 million down on our debt subsequent to those numbers prior to September 30. They’ve paid about $20 million down, about $5 million I think prior to September 30. And on their most recent conference call Province said they paid some additional down. That number was down to about $55 million on their senior debt capacity right there that they had paid it down to $55 million, so with total of about $20 million.

So $50 million has already been paid off on existing debt. So when you take a look at what was going to take place, you add the billion 325 again, $50 million has already been paid down, so unless anything else occurs there won’t be the need to key in on the full $1.3 billion, the 1.325.

So again, the debt is already starting to drop.

So that was one of the items that we can’t stress enough does not include the de novos or Fort Mohave. It does not include Coastal Carolinas. And it does not include the full impact of the drug bill. And on both of these companies you won’t see the full impact of the drug bill until 2005. Remember DSH kicked in effective April 1 and the wage index kicked in effective October 1 of this year.

Now, if you want to look at it by taking what’s this do a quick and dirty. If you did it on the nine months numbers as reported by both companies, without changing anything, just take those numbers, no Pro Formas adjustments, no synergies, nothing. So let me state, just quickly taking those two numbers, it’s 4.1.

So again, annualizing the nine months. So again, the 4.35 was not a concern. We told people it wasn’t a concern. We knew how the years were going to look. We knew we also had other adjustments that we were going working with Citi relating through that. So that was not a big issue.

So we want to impress everybody on that one.

The other item that we did tell everybody was LifePoint Hospitals has not been reviewed by the Securities and Exchange Commission since our 2000 10-K. And the 2000 10-K, we only had three or four comments, because they had reviewed the spinout in May of ‘99.

So we had a real, real thorough review on the spin. At that point in time they had a few more comments on the 2000. We have not received any correspondence from the SEC since that point in time. They did let us know last week that it will be a full review. We had expected that. It’s nothing unusual there. So we will get the full review from the SEC, which means they’ll review the most recent Q, they’ll review the most recent K, and obviously the proxy.

So with that it gives you a little bit of update where we are. We’re going to give you a little further update of integration and what’s taking place with the transaction.

But again, we’ve got a couple of things here that our lawyers have put in. You all have probably already read this before, and also the forward-looking statement. We will be saying a lot of things about forward-looking statements throughout this.

So let’s get back to the transaction, again, as its taking place. That is what this is about. We’re not really going to talk about the quarter that we historically do in these presentations. We really wanted to concentrate on the transaction. We think that’s what people really, that’s what most of the calls have been going on.

As we price this, we wanted to really key on people. When we looked at this and we started pricing it, we really took a look at a number of things.

We looked at quite a number of analysts’ reports. We looked at their hospitals. We looked at much information as we possibly could get. And the key things that we were driving on was Las Cruces. Giving Province credit for the Las Cruces acquisition. And remember they’re also receiving indigent care reimbursement from that county, $7 million year one, $6 million year two, $6 million year three relating to that acquisition.

Also, the two new hospitals that they’ve built, one not very far from Hilton Head called Coastal Carolinas that will open in the next few weeks. And then also Fort Mohave, which will open late second to early third quarter of ‘05.

And then again, the drug bill that takes place.

For us, we’ve already disclosed it. The drug bill for us DSH is an additional about $2.5 million roughly to $3 million a quarter in DSH. And the wait index is approximately around 700 to 800,000 per quarter. So again, when you add that up you’ll see a very sizeable increase. And the drug bill was very, very beneficial to the rural environment.

But as you can see, and I want to get into a couple of these a little bit later, in detail of all the things that we’re working on and doing. Again, it gives a very big geographic dispersion to this company, to LifePoint Hospitals or to the new LifePoint Hospitals.

I apologize for these colors. The green is where Province presently has hospitals. The blue is where there is an overlap of hospitals within the state, which is Alabama and Louisiana. And then sort of the yellowish brown color is where we presently are at LifePoint.

So you can see a large expansion of base of hospitals. And you can also see the dispersion here from the standpoint of the two companies. Again, when you look at Province hospitals they’re a little bit larger hospitals by about $11 million in net patient revenue than ours.

As we went and did our due diligence, demographics for example, our average growth in our communities was about .5. Theirs was about .7. The U.S.’ largest is about 1.2. Remember, you are in rural communities. You’re not in the Atlantas, the New Yorks, et cetera. So, you are in the smaller communities from that regard.

Also when you take a look at the dispersions largest 10 hospitals and how that disperses. And also from a standpoint predominantly the largest state, the largest state is still going to be Kentucky. That is where we’ll still have the largest concentration of revenues but it is cut virtually in half as you can see there going forward.

The interesting thing to is when we looked at the cultures of the two companies we could align what they called the pillars with what we call our high five. And it very, very much keyed into the culture, the strategy that took place within these two companies.

Well, this is a key driver here. The next four slides are going to give you the detail by quarter, by Province and by LifePoint. But the key to this is really take a look at this, and you’re going to see this in a minute, the actual payer mix is almost identical. But when you look at the margins there’s about, what, 340 basis points or so differential. There is no reason in the world that we believe we cannot get those hospitals up to the same margins that we are presently running.

This is consolidated, does not include same stores. You know our same stores roughly around 22.6, 22.4 something and some change. And again, there is no reason, again, I can’t stress this enough. There are opportunities out there to get these margins together.

And also the other thing that you’ll see is we’ve historically spent a lot of cap ex internally into our hospitals, growing the revenue base, growing those services. Province has historically used a lot of their money on acquisitions.

So when we Pro Formaed this company going forward we actually had more cap ex, internal cap ex, than what they’ve historically done or what they were going to do in the future and that was a key point for Marty as we discussed that with him as we were going through negotiations.

Again these, to give you the back up a little bit by quarter. Again, LifePoint’s and again Province’s and then again you have these in the slides and then the reconciliation, which is required by the SEC, re-reconciling EBITDA to net income for both companies, LifePoint and Province, not trying to spend any time on that.

This is through nine months. Again, we can show you very, very identical and payer base when you look at Medicare, very, very close there. Commercial and managed care, very close there. So you can see both companies are very similar in terms of their payer bases in what’s taking place within those communities.

And also again, here is last year’s. So again, it gives you a little bit more description of the two companies and how they compare to one another from that regard.

The opportunities for immediate and future synergies, as most of you know that have been to Brentwood or Nashville, Brentwood and Nashville, is we are approximately three to six blocks from each other. So this is not going to be something where we’re in two different cities or we’re even across town. We are literally minutes away from each other.

Let’s rephrase that. We are literally seconds away from each other. So we’re very, very close from the standpoint of our offices.

The retirement plan, what we saw there is we are an ESOP and what we do is we contribute shares. As you know those shares get allocated once a year to our employees. They pay historically about $3.2 million in cash. We will move them onto obviously our ESOP plan but we’ll increase the number of shares, probably between 140 and 150,000 shares per year contributing to the employees there.

Physician recruiting, obviously very strong from both companies, again, keying in on it we’re very focused from the standpoint at the hospital level. Making sure we’ve got the physicians in place and what are the services that we need, what are the new services we need to bring in by recruiting that.

The managed care contract, we look at those from a standpoint of a corporate. We have an individual who we’ve hired from a managed care environment who is very good at negotiating this and has been a very, very key instrument player for our company in terms of our negotiations of our managed care contracts.

Group purchasing, we are an owner of HPG, which is Healthtrust Purchase Group. It is owned by predominantly HCA, Triad, ourselves, and HMA are the predominant owners of it. And so from that you will see more synergy than that. You also probably saw that in the adjustments in the Pro Formas because of the way the percentage of admin fees work from that regard.

Development obviously synergies there and also from the regional operating structure, we’ll probably be bringing over one or two of their divisional presidents, divisional CFOs into our company from that regard.

To give you an idea of where we are right now, what’s presently going on in terms of where we are with the integration. We are presently, these last week, this week, and next week we are doing the interview processes with their employees of those that we will be keeping on board and those that we won’t. So we are going through that process right now.

Again, we talked about the credit fundamentals. We’ve already talked about where we are on the EBITDA basis. You can see that constantly improving from quarter to quarter in terms of the leverage. And the leverage has dropped. We are in the process. We did meet a couple of weeks ago with the credit agencies, both Standard & Poor’s and Moody’s. We’re using their services to get like a preliminary rating.

We gave them several scenarios, three different scenarios in terms of what the ultimate structure could look like at the end. And so they’ll be getting back to us with that rating as we’ll be get some idea and some understanding of it.

Again, very solid cash flows from both companies, very strong cash flows.

Now I wanted to go into a little bit of opportunities that we have from the standpoint. We talked about physician recruiting a little bit. Again, it’s a key area for both of us, very, very important area obviously in the rural markets.

We talked about managed care. We talked a little bit about the cap ex and how we focus predominantly on a lot of internal projects. We look at those projects for internal rate of returns. We actually say no to projects that don’t have good rate of returns. They don’t have it. We’re not going to put them in. We’re not going to do that.

This was the interesting other item that we saw as we were doing the review. EEOB stands for employee equivalent per occupied bed. MHAA stands for man-hours per adjusted admission. And you can see the differences. You really can’t look at it on a salary basis. They’re predominantly on the Western side of the United States so in some of their markets what they have is a little bit higher labor costs. Like for example in California.

But where you really do is you look at it in the stats and again, an area that we can be looking at and be driving from the standpoint of the hospitals in this particular area.

But again, we are looking at everything on the income statement. Driving revenues is very, very important to us. It’s very important to these communities and to these hospitals. We’re looking at everything at the P&L level.

Quality resource management in terms of the clinical side, taking looks at that.

Supply management, we already talked about HTG, putting the smart system in place, which is part of the HCA system and also the pharmacy initiatives. We do have a PhD in pharma on our staff that works with the doctors in terms of protocols, in terms of uses of drugs, and various therapies. So we’ve seen savings in that area and again, opportunities for us on the Province side.

Again, discretionary expense management and again for us, we predominantly don’t like to lease anything. We predominantly like to own everything that we have. When you lease, you put a lot of money into other people’s pockets predominantly in the medical office area because market rates are pretty low in rural communities so you have to do a guarantee back to the developer.

We’ve gotten practically out of every one of ours except for one at one of our hospitals. So it’s an area where some savings also there.

Again we talked about cap ex. Again, when you take a look at theirs for nine months it is higher but don’t forget, Coastal Carolinas was being constructed, as was Fort Mohave. So part of this was the construction that was taking place on those two hospitals, again, most of that being Coastal Carolinas. Fort Mohave is more, got breaking ground in the second quarter a little bit that was taking place there.

So, again, you can see that in terms of the swing and what we do from cap ex. And again, this is LifePoint’s break down. You will see this going forward, similar in terms of what we looked at reconfiguring the main floor in terms of the OR, the ER, and more equipment being put into place at the hospitals and expanding services.

Again, physician recruiting, we’ve combined the companies so it gives you a little idea of what both sides are doing from that. We’re probably roughly, if I recall about the same, probably around 60/40 specialty, primary care area.

And again, they’ve done a tremendous job in cardiology. They’ve put a little bit more emphasis on that than we have. We’re looking very heavily at that. We’ve put a lot of emphasis in orthopedics than they have. So again, there’s a lot of opportunities from a service environment that we could be playing with these hospitals, in both hospitals, a lot of room to grow.

A little bit to give you the most recent item, acquisitions that they had, obviously Las Cruces you probably know the most about. That was one that was completed on June 1, 2004. In their most recent call, if I recall, I think they said they had margins of about 18% on that hospital, which was higher than we had anticipated when we were looking at, when we were looking at Province during our processes.

Coastal Carolinas will be the one that will open very soon, within the next few weeks. So that one’s ready to go. And it is in a fantastic community, right off the interstate, heading towards Hilton Head, so very good opportunity there.

And Fort Mohave, which should be completed sometime late second to early third quarter of 2005. And again, a very good growing area inside of Arizona, very high growth rate inside of Arizona.

Again, giving you post-closing operations to-do lists, where we are. We are doing or looking at the corporate consolidation in terms of the people that we’re going to be bringing over, what we’re going to be doing, department by department as we look at that.

Again, looking at the divisions, the number of divisions, how we’ll be setting up our divisions in the future going forward. And again, looking at the hospital needs, the physician needs, and again, various other things.

The key to this is no disruption at the hospital level. Keep the disruptions to a minimum at the hospital level from that regard.

And again, we will be converting Province Hospitals to the HCA system, which will take place about a two to four year period with that.

And with that, I think that’s about it on the presentation. We still have just about, just about a little bit over three minutes if there might be one or two questions. Then I know we’ll be breaking into a break room for a Q&A session. So if there’s any other items there.

There is one request that I do have for you is due to the fact that we will be getting SEC reviews and we know they’ll be asking the questions about EBITDA, they always do, and why do you disclose EBITDA and they think it’s more of a leverage ratio than it is an operational ratio.

So for any of you that really use EBITDA in terms of your comparisons and looking at our peers, et cetera, I would love for you all to e-mail me a quick e-mail saying yes, we look at EBITDA and here’s the reasons why. Cause I’m going to be put together a big, old stack of e-mails and give it to the SEC and say, see, people really do use EBITDA from an operations.

So please send it to me at michael.culotta@lpnt.net. I’d love to do that.

So with that I’ll open it up for any questions.

QUESTION AND ANSWER

     Mike Culotta - LifePoint Hospitals, Inc. — CFO

     We have none. Yes, sir.

(inaudible)

     Mike Culotta - LifePoint Hospitals, Inc. — CFO

     Still first quarter. It will probably take about six weeks or so, six, maybe eight weeks at the outset to get through the SEC. So we’re still looking at once you get that completed it probably takes about a week to print. And then you do the 30-day proxy solicitation. The 30-day is all-inclusive. It would include holidays, weekends, et cetera. So it’s not like that 30 days is workdays. So we can get through that.

So we’re still looking at some time first quarter of ‘05. Still trying to key in on the latter part of January time frame.

Yes, Charlie?

     Charlie Lynch - CIBC World Markets — Senior Healthcare Facilities Analyst

     In a sense of how much of the integration activity here, legally or ethically are you precluded from getting started on (inaudible)?

     Mike Culotta - LifePoint Hospitals, Inc. — CFO

     That is a great question. Yes, that is a great question.

We can literally not be involved in decision-making processes at their hospitals. We cannot be making decisions on major contracts. Or we can’t be making decisions on in any way, shape, or form operating those hospitals. We can’t.

Can we visit them? Can we be a guest at their meetings? Yes, we can. If they ask us questions can we answer them? Yes, we can.

We have to be extremely careful from an SEC perspective to make sure that these companies are being operating separately. They are still continuing to be operated separately. And in no way, shape, or form are we doing, making any decisions for Province. So, great question.

And our lawyers are probably glad you said that and are hearing this now as I’m speaking.

(inaudible)

     Mike Culotta - LifePoint Hospitals, Inc. — CFO

     Oh, very detailed. I mean any information that we need we can get it. From that regard we can request it and get it. We have total rights to get any information we can get.

And as a matter of fact, Bill Gracey actually meets with Dan Sliptovitch (ph) every week for all day. And they go through what’s taking place that week at their hospitals, et cetera, anything that they’re doing. For example, if there’s construction projects going on cause again, they’ll be operating their hospital separately. So again, he’s actively involved in that and so from that regard. Ken and Bill actually are going to be starting to visit a number of hospitals very, very soon.

As a matter of fact next week is they’re keying in on a number of the hospitals out West that they’ll be going to.

I’ve got about a minute left.

OK, with that, thank you all very, very much for being here.

And if you need a hard copy of the slide, we’ve have some up here.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

Final Transcript
Conference Call Transcript LPNT — LifePoint Hospitals, Inc. at Credit Suisse First Boston Healthcare Conference Event Date/Time: Nov. 18. 2004 / 9:00AM ET Event Duration: N/A

Final Transcript

LPNT — LifePoint Hospitals, Inc. at Credit Suisse First Boston Healthcare Conference

CORPORATE PARTICIPANTS

     Alex Christofferg Credit Suisse First Boston

     Mike Culotta

      LifePoint Hospitals, Inc. — CFO

     Bill Gracey

      LifePoint Hospitals, Inc. — COO

PRESENTATION

     Alex Christofferg - Credit Suisse First Boston

     Good morning, everyone. Thanks for coming despite the early hour. My name is Alex Christofferg (ph). I work with Kevin Burge (ph) covering healthcare facilities at Credit Suisse First Boston and I’m here to introduce our first speaker today, Mike Culotta, the CFO of LifePoint Hospitals. Mike?

     Mike Culotta - LifePoint Hospitals, Inc. — CFO

     Alex, thank you very much and thank everyone from CSFB for having us here and thank you very much all of you out there right now in the audience for being here at 7:00 in the morning. And again, we are on Web cast so if there’s any questions asked or anything like that I would have to repeat it.

We do have hard copies of the slide show. If you don’t have them I have them up here so just raise your hand or someone will run one over to you.

I have with me today Bill Gracey, who is our Chief Operating Officer and Bill will be taking part of this presentation this morning. He has been spending the last couple of days going through some of the Province’s hospitals.

If you listened to our Web cast last week, we gave you a current status of where we are, what’s taking place. There has been more current status and update of the Province transaction, so I would like to go through that with you this morning and sort of put together sort of a frequently asked questions that we keep getting asked all the time.

So that’s what I’d like to try to do real quick early this morning.

One of the questions asked is what further regulatory approvals are out there?

As you remember we had the Hart-Scott-Rodino filing, the HSR. We did it approximately about five, six weeks. We did it a couple of weeks after we announced the merger. We did receive. We did not receive any review from the Hart-Scott-Rodino. So that time constraint went.

There are no other regulatory requirements. The question always being raised is well what about state CONs? Is there anything relating to the state CONs?

The CONs are under the corporate corporation of the hospital. So, for example if it’s ABC Hospital, Inc. that is where the CON resides. So there is no change in ownership relating to the hospital or the hospital levels. That still stays the same. So there is no regulatory requirement for any of these states.

So again, that part of the regulatory requirements are gone from that respect.

The next question is what is the status of the proxy filing?

As you know, about three weeks ago, two, two and a half, three weeks ago, we filed the proxy.

Two Wednesdays ago the SEC informed us as we told everyone, that we would be under a full review.

Remember, LifePoint Hospitals has not been reviewed, any SEC review, under LifePoint Hospitals since our 2000 10-K. That was the last time we were reviewed. We had an S3 filing back in 2002, but we received a no review letter.

So, we did know under Sarbanes-Oxley Act of 2002 you are required to go through a review at least once every three years. Now, they did say that it would be a full review. Remember what I said.

Interesting part, last week we received the comment letter relating to any of the filings we had that were incorporated by reference, 10-K, 10-Q, et cetera. We only had four questions. They came in last Wednesday, very easy questions. They were on our 10-K for 2003. We have written the response. It is being circulated to the attorneys and to the accountants right now. We’ll respond back to the SEC on that first part of next week.

We have not received any of our, any comment letters yet on the proxy, which is the S4. We expect to receive those probably the Wednesday before Thanksgiving or the following week right after Thanksgiving.

So that gives you a little bit of flavor of the status of where we are with that. Remember once you clear those, they give us the go ahead, then we would file, then we would solicit the proxy solicitation, which is 30 days. That is not 30 workdays. That includes 30 all-inclusive including weekends and holiday.

So again, that runs for that 30 days.

So we’re still looking at the first quarter of 2005 for closure.

The other item is what freedom do you have in making decisions operationally at the Province level?

Remember, we are still two separate companies and the SEC would not look highly, very well at us if we were actually making operational decisions there.

Now, are we constantly talking to them? Are we constantly reviewing with them operational trends?

Yes, we are. Bill is very active with that. He spends a day or two a week at Province. He spends other days going out to the hospitals getting focused as we get focused more and more in integration. And he’ll touch on that a little bit in the presentation later this morning.

So that gives you a little bit of idea. Also this week it was due for us to give back to the corporate employees which employees we’d be bringing over to LifePoint Hospitals. So we’ve been through all the evaluations of the people, the personnel, all the items that are at corporate in terms of the synergies, what we’re looking for there. And we’re proceeding very quickly with that for a very fast transition once we bring Province over.

Again, what are your plans for integration?

Again, everyone at our corporate office and their corporate office is very heavily involved, very focused, in terms of the integration to what we can be doing. Again, what we can be doing without any issues with the Federal Trade Commission.

Another question that’s always raised what is the status of the permanent financing? What are your options you’re looking for?

Remember the permanent financing is in place. We do have it with Citi. That’s the one billion 325. That is already locked in. It is in place.

There are other options that we are looking at, whether we do a high yields, whether we do a convert, whether we do it approximately at the time of closing or we do it shortly thereafter. We might do a little bit before.

Again, that’s what we’re looking at this point in time. But right now the permanent financing is in. Doubt very seriously we would do anything before, most likely anything that would be done would be simultaneous or shortly thereafter the transaction is completed, once we closed.

The other question is what would happen with the LifePoint 4.5?

That will remain outstanding. So the 4.5 convert and LifePoint does remain outstanding.

What will happen with the 4.25 Province convert?

We have gotten Citi to agree that we could keep that outstanding if we wish. And again, we can either try to tender it or we can leave that outstanding. So again, no real issues there.

Where are you with the credit agencies?

We did approach the credit agencies a couple of weeks ago. We used their services from a preliminary standpoint. Again, as you know, that’s confidential in terms of their ratings until such time as we complete the transaction. All I can say is we are extremely pleased with the results.

So we’re very pleased with what our, what took place both at Moody’s and what took place at S&P. Very, very pleased with those outcomes.

Other question is your return on invested capital is being affected by the transaction. When will you see it return back to levels of the present LifePoint?

Our return on invested capital is obviously higher that Province. When you bring the two together it sort of merges between the middle.

When you run our projections out, it’s around about three years. About a three, three and a half year timeframe when you see that return on invested capital coming back to the levels that we presently have with LifePoint.

Other question that’s hit is what about your coverage ratio?

And I need to really describe that. If you read the merger agreement, the merger agreement talks about a 4.35% and everybody was looking at that. But you need to read the clauses.

The clauses said subject to SEC Pro Forma adjustments and other adjustments. And that’s where the other adjustments also come into play.

But let’s just use the SEC adjustments just for standpoint.

Right now if you look at the S4 and you look at the EBITDA, at the S4 that’s presently out there. And that’s through June, June. And you multiply that EBITDA times two and look at the debt outstanding, all the debt that would be outstanding upon this transaction, it’s at a 3.86 total debt coverage right now.

That does not even include deducting the debt for $50 million that has since been paid down since June. So again, more debt has been paid down, that means less we’re going to have borrow at closing and that ratio continues to drop as we go on.

Remember, when we priced this transaction, we looked at it as with Las Cruces, which was not included in anybody’s numbers and the two de novos, which was Coastal Carolinas and Fort Mohave, which Bill will talk about a little bit later.

The other item is when do we expect to come out with expectations for ‘05?

We have mentioned that. It’ll be early January. We are very close to completing ours internally from the budgeting process. We will present those to our Board three weeks from now. During that timeframe we will also get Province’s numbers. We will load that into our projections and forecasts and then come out with our expectations in early January for the combined company.

When we give those we’re going to probably give two sets. One, LifePoint stand-alone and one is the combined entity.

So with that, I’d like to go into the slide presentation if we can. We’re going to flip through a couple of slides real quick. This is something honestly our lawyers want to make sure we’ve got in there, the forward-looking statements. Again, the things that we will be saying a lot, as we’ve already said today, are forward-looking statements.

Again, this is a very, very natural combination. As most of you know, Province Healthcare is only located three blocks from our office. So we’re very, very close from a proximity standpoint.

It does improve our geographic diversification and dependency on any one state, any one hospital, spreads dramatically. And you will see that on this slide and on the next slide. What you’ve got here is green is Province, sort of the yellowish color, yellowish brown color is LifePoint, the blue is where there’s hospitals in the same states.

So again, a very good combination from both sides and we are extremely, extremely, excited about this acquisition. We’re looking forward to the closing of it.

Again, this gives you a little bit of breakdown of LifePoint and Province and then on a combined basis. Again, you see the diversification that takes place there with the company and the hospitals.

Again, very interesting similar cultures in terms of how we approached our culture in terms of our high five and their five pillars. I want go through this in detail. You pretty much can read it but very, very consistent from company to company as we have there.

This is a very interesting concept and this is the one thing that we talk about. We’ve talked about the synergies. A lot of the synergies obviously are coming from corporate. But this is what’s very, very key. And Bill’s going to get into this a little bit later.

As we went through due diligence and the things we saw and the things that Bill keyed in on as we were looking at it from an operational standpoint. So you can see, there is some very, very good opportunities for upside improvement there at the hospital level and there still continues to be upside improvement at our existing hospital.

Again, these are required for SEC purposes. It gives you the detail of EBITDA on both companies by quarter and then also, which is required by SEC, it’s a reconciliation of those.

OK. This gives you a little bit of flavor of the two companies and how they look, very similar in terms of the payer classifications. So again, we’re just giving you a little bit more flavor or how do these two companies look when they come together again?

The first one was through nine months. This was one is through full year for 2003.

Again, synergies, we’ve talked about the various things. You’ve heard this before, operational, the group purchasing, we are owners of the HPG. You probably saw this in the proxy about $1.4 million improvement there. And again, it’s different layers than what we do.

Their retirement plan, again, we’re on an ESOP. There’ll be cash savings there. They’ll be a little bit hit higher to earnings from ours because we do have the ESOP, which is more expensive but it’s less cash that’s paid out from that regard.

And again, as we talked about the credit and the credit strength, again, strong cash flow. Can’t stress enough since we issued the June 30 proxy we’ve already paid down the combined companies paid down $50 million in debt. We could probably still pay another 10 or 15 today but we have no more debt to pay down. We can’t be buying our convert back on the open market at this point in time.

With that I’m going to pass it over to Bill Gracey to go through the operating opportunities and also from a standpoint Bill is the President-elect of the Tennessee Hospital Association and he’ll talk about TennCare. That is something that has recently come up.

Bill?

     Bill Gracey - LifePoint Hospitals, Inc. — COO

     Thanks, Mike. It is an exciting time and we appreciate your being here.

As you can imagine we’re very busy, not only operating LifePoint but also making the necessary moves we need to make to make this merger happen. So it is exciting.

I’d like to talk about first of all some of the operational opportunities that we see very clearly to us.

Number one position recruitment and retention. They do theirs very centralized. We do ours fairly decentralized. We’ve had very good results doing it that way.

Why that has golden opportunities for us to work with our new Province Hospital friends is if we do it that way we feel like we will have better retention rates. We have learned through many iterations, many different company lives, that if you recruit locally oriented what will happen is people are more likely to stay there in the community because the chemistry and the mix with that particular hospital works much better as opposed to recruiting from a central corporate office perspective.

Managed care contracting, unlike the, what I said previously, we do ours from a centralized standpoint. We have managed care contract individuals who are there for nothing other than managed care contracting. We understand Province uses outsides agencies to help them with that. And that it’s done at the local hospital level with the hospital CEO and CFO.

These are talented people but they are not necessarily gifted in the area of strong, hard-core negotiations with our third party payer friends.

So we have had very good results doing it that way.

Cap ex focus, the simple story there is that if you look the history of the two companies, Province has been a pretty much an acquisition story and we’ve been pretty much a same store operations growth story.

We feel obviously that the success that LifePoint has experienced is due to that strategy. And we feel that if we layer that over onto the Province Hospitals that we will have similar results in terms of organic growth of same store operations. It’s worked for us. It’s worked for five and a half years. And we feel confident that it’ll work going forward.

Staffing productivity, this is kind of no-brainer is not the word but its pretty much mathematics. You can see in 2003 our equivalent employees per occupied bed was 3.56 versus theirs of 3.8. Man hours for adjusted admission, ours 85, theirs 91.

So you’d be very pleased if you ran the numbers and came up with the fact that if we can apply some of those same staffing ratios to our new acquisition hospitals, we can make some very good gains there.

Quality resource management, admittedly from our friends at Province that has not been a focus of their company, they stated to us even as we began looking at the numbers, which revealed that there are some serious opportunities there in quality resource management.

For example, Medicare length of stay, if you control Medicare length of stay you’re getting the same payment regardless of how long the patient is in the hospital. So obviously there’s some real savings to be wrought there.

Concurrent coding, these are, there are some tricks of the trade that we feel were good up there and we would again look forward to layering those over on our Province Hospitals.

Supply management, Mike’s already touched on that. Discretionary expense management, it’s amazing how if you watch the little nickel, dime stuff how cumulatively over 50 hospitals you can make great strides. We think there are opportunities there.

Lease buyouts, they have a lot of their medical office space is third party development where they master lease. The majority of ours is owned by the hospital. There are advantages there. Also they have some equipment that they lease that we normally try to go ahead and purchase. And obviously that helps on certainly the EBITDA line.

As you can see here, busy graphs, long story short. Both companies have done a good job of investing in the same store acquisitions but as a general rule what you’ll see is that LifePoint has, as I stated earlier, been more involved in investing in their existing hospitals.

This is, again, a busy slide to indicate that we’ve been very busy with making sure that we’re shoring up our existing assets and obviously with the invested capital for diagnostics, investing capital for new treatment modalities. What happens is your return is pretty solid and we’ve seen that.

Physician recruitment, again, all this does is show how the two companies combined over the last three years have been very effective at physician recruitment, which as you know drives admissions, drives volume, drives outpatient business, ultimately drives net revenue and earnings.

This is a picture of Las Cruces acquisition. This has been perhaps one of our two or three most pleasant surprises about our Province assets. Las Cruces, New Mexico is a town of 85,000. It’s a growing town. It’s a retirement community. It has a lot of people who are going to need a lot of healthcare and currently need a lot of healthcare.

Our friends at Triad have the other hospital in town. That’s fine. It’s a big enough market to handle to two hospitals without any problem, I assure you.

If you think about it, the majority of LifePoint’s and Province’s hospitals are in communities of 20,000. So that’s four times as big.

Great hospital, great opportunity, it was a city, county owned hospital. Under managed tremendous opportunity. Province has already been right on model for their first four months of operation there. And we’re excited as can be about that opportunity.

Coastal Carolina is right outside of Hilton Head. It’s an untapped market and it’s opening up in the next couple of weeks. Enough said there. It is a retirement community. You would not believe the growth that is moving directly east out of Hilton Head directly across this hospital market.

Fort Mohave, I was just there yesterday. They had the steel up and this is in a valley right above Lake Havasu, Arizona on the California border. It’s on the Arizona side. And it’s just a growing retirement community that, once again, is one of the de novo projects that Province has done and done with great foresight.

I’m not going to go into this list. This just gives you an idea of all the things we’re doing relative to the acquisition. I want to move onto TennCare but you can read for yourself that we’re very busy with the integration.

I want to echo what Mike said earlier. Integration has not been a major challenge to us. It’s an exciting challenge. We know these people. We’ve worked with these people. I was at the hospitals yesterday. Of the three hospitals I was at, I knew two of the administrative teams already from past lives.

So we know these people and look forward to working with them and think it’s going to be relatively smooth transition.

Let me talk about TennCare, which as you know is the name for Tennessee’s Medicaid program. There’s been some information in the press and I thought maybe what I could do is give you some information and you could follow up with questions later on.

But long story short, Tennessee has a Medicaid program, which covers more people than the normal Medicaid population, which is nice. There’s, what’s happened is the governor is trying to impose some utilization limits to the Tennessee Medicaid program, which is very appropriate, which we support, which actually is less onerous.

Those utilization limits are actually less aggressive than what you’ll see in a typical commercial plan. So we’re used to them and we know how to work with them.

What’s happened in Tennessee, if you’ve heard anything about it, is consumer advocates are balking at that and trying to block it. So you have the typical give and take between the governor and the consumer advocates.

Now, to put all this in perspective, what does this mean to LifePoint?

The answer is relatively little. Right now TennCare comprises a little over 1%, well, excuse me, a little over 2% of LifePoint’s current net revenue.

If this program went into place, it wouldn’t even go into place. In other words if there is a drop in the TennCare roles it wouldn’t even take effect for several months. Once it did by that time we would be the combined entity. It would then amount to a little less than 1% of the new merger companies’ total net revenue.

If one-third of those TennCare enrollees are no longer enrolled, if that’s what it came down to you, you can do the math. It’s only one-third of 1% of total company net revenue impact.

So again, we’re watching it closely. We’re working with the governor. They’re at an impasse right now. They may or may not come to a conclusion. But worst-case scenario is it would impact again a small portion of our total company earnings and of course net revenue.

So with that thank you very much.

DISCLAIMER

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

Final Transcript
Conference Call Transcript LPNT — LifePoint Hospitals, Inc. at Merrill Lynch Health Services Investor Conference Event Date/Time: Nov. 30. 2004 / 11:00AM ET Event Duration: N/A

CORPORATE PARTICIPANTS

     Mike Culotta
     LifePoint Hospitals, Inc. — CFO

     Ken Donahey
     LifePoint Hospitals, Inc. — Chairman, President and CEO

     Bill Gracey
     LifePoint Hospitals, Inc. — COO

PRESENTATION

     Mike Culotta - LifePoint Hospitals, Inc. — CFO

     OK. A couple of forward-looking statements that we have there and also our legal statement that we had, I think, on the slide before. Let’s go to this slide first. What I’d like to do is start this presentation pretty much with the frequently — most frequently asked questions that we’ve been getting the calls on, so it gives you an update of where we are.

The first question that we’ve been getting the most recent calls on are what is the status of the proxy statement, where are we within that proxy statement? As we told you originally, LifePoint has not been reviewed by the SEC since its 10-K in 2000, the December 31, 2000 10-K. So the SEC notified us as we filed the S-4 back in October, that it would be a full review of the S-4 and any of the incorporated by reference material, which would include our 10-K and our 10-Qs.

Approximately three weeks ago, we received our first comment letter from the SEC on our 10-K for December 31, 2003 and there were only four questions. There were three questions in MDNA and there was one question relating to the financial statement of the unallocated purchase price. So quickly, to go through those questions with you, we have responded to the SEC last week with those comments. And the first comment was they asked a little bit about the materiality of Medicaid pending. It’s a very small number. It’s only about 2.5 million for LifePoint Hospitals — not a material number at all. Approximately only 1.2% of accounts receivable.

The next two questions were please consider, which meant, in the future, you might want to beef up a little bit more information relating to what types of systems do you use for billing. What types of systems do you use for your contractual allowance — is it manual, is it basically computerized? So, we responded to them on that. And then, the fourth comment was basically relating to our unallocated purchase price, just describing our process for going through the purchase price allocation of our acquisition. So, those are the only comments. Again, we’ve responded to the SEC on those very, very minor — we are extremely pleased about that.

The next item is that we did, on Tuesday before Thanksgiving, we did receive the comment letter on the S-4. There are no comments relating to the pro formas or any financial information. Most of the comments are more clarification. Please clarify this taxable transaction or nontaxable transaction. Please give us more description. So, you’ve got a number of questions relating to that. In all, about 25-27 questions that we are in the process of reviewing now and getting the information together. And we’ll be updating the S-4. That process should be approximately two to three weeks when we will update the S-4. The S-4 will include the update as of September 30, 9-30, which would include the pro forma through a 9-30 timeframe. So again, we’ll update that. One other item that you will probably see — just to give you a heads up - you will see an 8-K filing within the next week.

As you remember, we have made a comment that we have — one of our hospitals, Bartow, is for sale. That moves Bartow from continuing operations to discontinued operations. And because there is an S-4 registration statement in process, instead of waiting until the 10-K, we are having to update the financial information relating to that. So all it is, is a reclassification of Bartow from continuing operations to discontinued operations. It has no impact on the bottom line or total asset, but it’s just a requirement. We will also have to relook at and redo the MDNA without Bartow and any statistical information. So, just to give you a heads up. You’ll see that coming in the next week or so.

The other question that comes up — are there any other regulatory filings? There are no other regulatory filings. A number of people have asked about the cons (ph). The cons are held by the subsidiary corporations, obviously, where the hospitals are. That is not a change of control. There are no refilings that we have to do with any state agency. So again, once the clearance is made with the SEC, then we’ll put the proxy out. The vote solicitation will take approximately 30 days from that point in time. We are still looking to close first quarter of ‘05.

With this timeline, we’re probably more in the mid-February to late February timeframe, relating to the actual closing. Once you factor in, we’ll file, the SEC may have other comments. We’ll have to respond to that. They usually will respond within — they usually will, once you file — refile, they’ll usually be about five business days when they give you any additional comments or give you clearance from that regard.

The other item that’s asked a lot — what can you be doing from the standpoint of “getting into the operations or operating the Province hospital.” Because we are two separate companies, we cannot make the major business decisions. We cannot operate the Province hospitals. We have, as Ken and Bill will describe a little bit later, they’ve spent a lot of time out at the hospitals getting to know the people. They’ll talk to you about that, but we cannot make those decisions. That’s, by law, we just can’t do that. So, just want to let you — give you a heads up there.

The other one is what is the status of the financing and how was your meeting with the credit agencies? We have some very, very good news here. We can’t describe it because it’s confidential in terms of the preliminary assessment by the credit agencies, but we are extremely pleased. In the pro formas right now, you’re seeing L plus 225. It appears from our discussions with Citigroup, that term loan B looks like it will be at about L200. That 25 basis point savings is roughly a decrease in interest expense of about $3.3 million.

In addition, in terms of meeting with our financing group, they also said if we put any type of sub-debt underneath it, then we could also see it go as low as L175. So, we are looking at some sort sub-debt that we could put in. But just to let you know, we do have the financing. The financing is in place. It’s now looking — instead of L225, it’s looking like L200 and then we’ll evaluate whether we want to put in a component of sub-debt underneath that. But again, not required at this point. If we do put in a component of sub-debt, as we run the numbers, that could be an additional savings in interest expense of about $1.8 million. Again, you’ll see these in the most updated pro formas once we will file with that.

Other comment is what happens with the 4.5 convert at the LifePoint level? That 4.5 convert will remain outstanding. Under those terms, there was not a change of control at the LifePoint level, so there is no call provision and there’s no reason to take out the 4.5%. What will happen with the Province 4.25 convert — we’ve talked with the folks with Citi. We can keep those outstanding if we wish or if we decide to tender, that would be something we would have to look at. But again, at this point in time, there is no requirement necessarily by Citi that we have to take that necessarily out.

Most recent, I think someone may have put out a little note and said that concerns about the synergies relating to the transaction. Let me just point something out very, very point blank. Under Reg SX, Article 11, in the pro formas, you cannot include anything unless it’s factually supportable. So, what you’ve got is the “synergies” that we have in there are definitely factually supportable. Again, we’re going to be merging two companies. We’re acquiring Province. They’re looked approximately three blocks away from where we are.

So, from a standpoint, there — the ease of the synergies. But just to give you a quick — just a 50,000 foot level overview — if you take a look at the top 28 vice presidents and above, salaries, wages, benefits, not, you know, travel expenses or anything like that, it’s approximately around $12.5, 12.8 million of which we look like we will probably bring three folks over that group.

The next group, which is the AVPs, again salaries, wages and benefits, is roughly around 2.5 million. There’s 12 million in that group and we’ll be bringing over approximately four people from that group. So, if you just do a quick 50,000 foot overview, the addition of that is15.3 million minus what you’re going to keep. That in of itself, just that group of 40 people, of which we will keep seven, is $13 million of savings in salaries and benefits. Again, as you think through this, we don’t have two board of directors, so your board of directors fees will be lower. So again, there are other synergies that are out there. So, I just wanted to point that out to everyone.

The other question is the return on invested capital. Like when it has a high return on invested capital, with the acquisition, obviously, it will lower that. The question is, in your projection,

how long do you believe it will be before your return on invested capital gets that back up to the LifePoint level. As we’ve run the numbers, it’s around 3.5 to four years to get back up to the LifePoint level. So, it just gives you a little bit of idea there.

There’s been a lot of questions describing the debts service coverage ratio. There was a lot of concern when it first came out that it was the 4.35 and people were looking at numbers and everything. But I’d like to get specific to that letter. That letter says specifically that it would include any adjustments for SEC purposes under Article 11 and it would also include such other adjustments as determined by LifePoint and Citigroup. Remember, under the rules of SEC rules and regulations, we cannot factor in the Medicare drug bill. We cannot factor in the De Novos (ph), the two hospitals that are being built. We will be able to do that in that agreement with Citi.

But let’s just use then numbers for a quick second, just to give you a little flavor. And these numbers are out there. If you take a look LifePoint EBITDA through nine months — 159.4 million, Province’s at 114.0 million — this is EBITDA — you annualize that, you get 365 million. When you take a look at the pro formas and you see the synergies that are in there for ‘03, for a full year, that’s basically $16, 17 million. Also, when you look in the pro formas and you add the first five months of Las Cruces, which is in the pro formas at 6-30 because that was not part of Province at the time, there’s another 16-17 million there.

Also, we both stated that the combined two companies have already paid down $50 million of existing debt. So, when you factor that in, basically, and again, without the Medicare drug bill, without the De Novos, we are not running at a 3.74 rate on the total debt coverage. So again, you can see that number is dropping. Companies are doing very, very well. When will we update our guidance for ‘05? We will do that in early January. We will do that in a way where we do both LifePoint and - the standalone and LifePoint and Province, as combined. The other item is what are your largest risks on such transaction? Just looking at this for a second in the next slide really sort of explains it.

The item is both companies, their larger assets were a much bigger risk on a standalone basis between the two companies. As we’ve combined and will combine, what you will see is the dispersion of the assets won’t materially be as large as they were to each respective company. So, for example, the largest 10 hospitals at LifePoint represents 54%, 73% for Province. It drops to a new code (ph) of 43%. The most interesting thing is the state of Kentucky, which will still be largest revenue source, goes from 33% down to about 16 to 17%. So, it gives you an ideas of there where it’s going. We would like to thank Marty and his team. They have been a tremendous help to us. There is great communication going on between the companies and we are extremely excited about this transaction. I’m now going to turn it over to Ken and Bill and they’ll talk about, most recently, what they’ve been seeing as they go out to the hospitals.

     Ken Donahey - LifePoint Hospitals, Inc. — Chairman, President and CEO

     Thank you, Mike, and it has been a lot of fun over the last month as things are coming together on this transaction. For the last two weeks, Bill Gracey, our chief operating officer, and myself have been visiting about four hospitals a week. Essentially, you know, during our due diligence, it just still amazes me that we went through that due diligence process and negotiating an agreement between Province and getting our financing together and keeping it quiet.

And during that due diligence, we did visit hospitals. But we weren’t able to sit down and evaluate management teams. We weren’t able to sit down with the management teams and get their perspective on strategy, community leaders, medical staff, employees and it’s been fun over the last couple of weeks to get out there and do that. Basically, in the typical visit that we’ve been doing, we sit down with the management team in the hospital, CEO, chief nursing officer, chief financial officer and spend a little time talking about their strategic plans that we had gone over and over in their due diligence. And clearly these, you know, these teams are focused on those. You know, they’re - obviously, they were anxious to see us there and get some sense of you know, what was going to happen? What was the impact on them individually, their communities?

But they were still very focused on those strategic plans and we felt even more comfortable, after sitting down and talking to them, the community leaders and the medical staff, that there were even more opportunities that existed in those strategic plans. After sitting down with them, we were able to sit down with the local board chair and the chief of staff and really get what was on their minds, what their concerns were, what they thought LifePoint should be doing. And, you know, essentially, you know, they were very supportive of the transaction. They were very excited that we were, you know, becoming a part of their community and partnering with them.

Then we were able to sit down and meet all of the department heads and do a little tour of the hospital and, you know, visit around the communities. And you know, I could go through and talk about the visits that were made, which, you know, Bill and I will, but I can tell you there’s a heck of a lot more opportunities than what Mike’s described. Extremely excited about the markets that we’re going into. Let me back up to this slide. And I think this is very important. People have asked me why would you do this transaction? In fact, in 101s this morning, you know, I was asked that question over and over again.

And you know, we had a tremendous opportunity, back in May of ‘99, when, as they see it was downsized (ph) we got 23 great rural properties. And over a five-and-a-half period of time, we’ve done a little, you know, portfolio management, we sold five of those original 23, three of which we identified, you know, prior to, you know, doing the spin. And we bought 12, you know, 12 facilities. We moved the margins from high single digit margins to 22% margins. And we’ve done that primarily by reinvesting our cash flow into technology and physician recruiting, you know, training employees in these individual communities. And our strategy was to continue doing that, supplementing it with, you know, two to three hospitals per year.

At the same time, you know, I saw Marty Rash, about a quarter of a mile away, doing the same thing and acquiring a lot of nonprofit hospitals in some great markets. And as Mike went through on this last slide, we were faced with 60% of our revenue being — coming out of Tennessee and Kentucky. Both great states to operate in, but it was a concern, not just to our equity investors, but, you know, to the rating agencies. This fixes that problem. As you saw on the map, the geographic dispersion of the company is — creates a much less risky company.

There — you know, Marty had great markets that he was in. He was focused on sort of the Midwest communities that had very high growth rates, good payer mix. And this wasn’t something that we decided to do this summer. I’ve been, as those of you have tracked LifePoint and Province over the years, Marty and I sat down three-and-a-half years ago and talked about, if consolidation ever made sense, that the, you know, from our perspectives, the companies to put together were Province and LifePoint because our operating strategies were the same, our asset base was the same. Of the - now, Mike talks about, from an SEC perspective, 50 hospitals. My view is — and I’ve already seen them — you know, there’s steel up in Fort Mojave.

Coastal, which wasn’t in any of the historical numbers, took its first patients this week and a great market and I’ll talk more about that. But I talk about 52 hospitals. And the 52 communities that we’re in, even with this merger, there’s only three of the communities that there is another provider of acute care services. In Las Cruces, the most recent facility that was acquired by Province, it’s a two-hospital market.

But two years ago, it was the only facility in that market. It was the large county-owned facility that has a great reputation in history. Triad came in and built a new hospital. It was about two years ago, I believe. And you know, it’s a market that has 85,000 people and growing at a very rapid rate. You know, there’s room for two hospitals there and I think, you know, we’re starting with a leading position, with a good competitor. But I am convinced that we’ll do well. When I was competing with Marty to acquire that hospital, little did we know that he was working with the county in getting $20-25 million of his purchase price back in payments make to the hospital in the first three years to help provide indigent care.

So, when you look at what he paid, you really have to take that off the purchase price. And it was right back where everybody else was bidding. So, he was very smart strategically in acquiring that asset. Now, on the opposite end of the spectrum in Opelousas, Louisiana, our hospital there, which, you know, I’ve owned and run in prior lives at HCA and Health Trust, is the smaller of the two hospitals. But a very dedicated strong medical staff and they found their niche. And it’s primarily in orthopedics and other specialty services and they’ll do very well there.

And we do have, just up the road in Unis (ph), we’re building a brand new hospital. We saw - visited with the doctors there. The ground’s been leveled, the footers are going in. And the medical staff is a very talented, young — I’d say 70% of the medical staff is under the age of 35, well trained, board certified physicians, a great market. Just 25, 30 miles away, we’re also opening up a brand new facility in Ville Platte, Louisiana. And we’re continuing to build the medical staff there. So, we really have that whole area geographically covered and there’s a lot of strategic opportunities, you know, where we can have synergies in bringing specialists to all three of those hospitals. You know, we could talk about the cost side. My vision is growing the business, capturing more market share and that’s where the real dollars are.

Then the other community that has two hospitals in the community is Carthage, Tennessee, home of Al Gore. HCA’s been running this hospital for two decades. And it’s a town of 2,500 and it has two hospitals. Figure that. You know, we continue to make a couple of million dollars in that facility and it’s the main reason we’ve kept it. Sort of a dispute occurred a long time ago amongst the doctors and, you know, we’re going to continue to try to solve that problem.

But extremely excited about the opportunities. What we’re finding — and I visited Martinsville, Virginia, which we competed with in acquiring yesterday and Bill and I are headed out to New Mexico and Colorado after this conference. But we’re seeing absolutely more opportunities than what we saw when we negotiated the merger agreement, studied the strategic plans of these facilities and looked at the historical data. Very impressed with the core medical staff, but there’s a lot of work and a lot of opportunities to mitigate the out migration. Many of these hospitals, in addition to, you know, the opportunities at the three new facilities, there’s and, you know, these were nonprofit hospitals just bought a few years back and there’s enormous opportunities to not — to grow market share and manage cost in a better way.

Let me emphasize, too, just listening to Mike answer in a very quick way, the synergies. All we’re talking about in communicating these pro formas are some corporate office synergies that will happen day one. You know, we’ve been through a process of interviewing people. You know, back when we were doing the trends, pulling together the merger agreement and negotiating the transaction. Bill, Mike and myself put together, you know, an organization that we thought this new company would need and we’ve interviewed all the corporate office people at Province.

And we’re not really seeing that we need to make a lot of changes, but I will say we’ve looked very hard to find things that Province was doing better than we were. And we’re taking those on. We’re making those modifications. And, but for the most part, you know, Province was spending 32 million in corporate overhead. We’re saying, you know, in the — in our pro formas, that we can save 17 million. To me, it’s a cakewalk. That will be done pretty much day one. And you know, our due diligence has confirmed that.

So, when we get into, probably the thing that’s going to create the most opportunity that I’ve seen in the due diligence that, as you well know, transitioning people and culture is very, very important when you’re bringing two companies together. The culture is so much the same. We’re going to create excitement in other ways to create a new culture, but when it comes to the basics, it’s there. The thing that I thought, that I know is going to be an enormous amount of work, but that the management teams and the medical staffs are very excited about, is the fact that we’re going to be bringing the HCA systems into these hospital, which have fully integrated clinical and financial capabilities. The medical staff, the clinical people are very excited about that.

However, it’s a lot of work. It changes every process when you go into a hospital and we’re going to be doing that over about a two-year period of time. Yes, we’ll go right in and get the critical financial systems in place, but, you know, for the most part, in the basic hospital, Province hospital, they’re using just the financial systems and have no automation on the clinical side. We’ve seen that there’s a lot of cost elimination in the area of supply cost, paper cost, productivity improvement, physician satisfaction and being able to access, you know, results on the system.

I’ve met with the chief information officer and, obviously, Jack Bovender, the CEO, and we — they have committed taking the resources that they use and their most recent acquisition, you know, in Kansas and Missouri, and reallocating them to us. And we feel very comfortable that we’re putting together a plan that will be very sensitive to receivables management. The last thing we need to do in converting all of the AR is see a move up in our bad debt with all the other concerns in the industry about that. So, we’re going to manage that over a two-year period of time. But clinically, enormous opportunity in putting those systems in.

To remind you, there were two things that we did that, when we spun off from HCA, that we thought that long-term was important. And it’s proved out that way. First was the information technology. In fact, in January, I extended our agreement, long-term agreement with HCA to provide, you know, system support to our hospitals. HCA has spent $25-30 million to put these rural hospitals on clinic — fully integrated financial and clinical systems to get ready for year 2000. No one else has spent that level of money. Most rural hospital have no clinical automation in them. So, we’ve continued to use that. We know how to leverage that and can plan on, you know, rapidly getting all of our hospitals on those systems.

And secondly, we are an equity member in the Health Trust purchasing group, which leverages not just HCA, but HMA, Province, LifePoint and others in purchasing power. Province, obviously, was a part of that. We’re an equity owner. We’ll pick up additional synergies just by changing ownership of over a million dollars because we’re an equity owner. They don’t have the same HCA purchasing, materials management, supply chain system that HCA has and we have and we’re certain that we’ll have much better supply cost going forward with the ability manage, you know, the compliance for the national contracts and better manage the utilization in the clinical areas.

So, you know, HCA doesn’t have ownership. They don’t have, in LifePoint, those are the only two legal relationships and they’re very good relationships and we see them, you know, going forward. I could keep talking about our excitement, you know, on this transaction. We’re having a lot of fun. It’s all playing out very well. Very anxious to get this transaction closed, but I can’t — I’ve been involved in a number of mergers and I’ve never seen one go as smoothly as it has. You know, Marty and his team have been very cooperative. We’ve been communicating well.

Let me let Bill Gracey, our chief operating officer, who has spent an enormous amount of time, you know — yes, we can’t manage, but we’re over there understanding what the issues are and reviewing the financials and the operating strategies with Dan Slipkovich, their chief operating officer. And with that, let me turn it over to Bill Gracey.

     Bill Gracey - LifePoint Hospitals, Inc. — COO

     Thank you, Ken. In our remaining time, what I’d like to do is blow through to a couple of slides that seem to hit on so many of your questions. As Ken said, our strategy is to grow that revenue, decrease out migration, increase market share and it will continue to be that way as we go forward. But that having been said, there are a lot of expense opportunities we think may be relevant. And if you’ll bear with me.

OK. Operating opportunities, positioned recruitment, retention, like Province — like Province, we have been aggressive over the last five years in positioned recruitment. We’ve had great retention numbers, better than the national average. We do our recruitment more focused at the local hospital level. They do theirs a little more focused in the corporate office. There’s no good, better or best on that. However, we feel like that if we can pick up a few of the tricks, that we’ve managed to realize by doing it less centralized in the new Province hospitals, we feel like there will be an advantage relative to greater recruitment and also relative to greater retention.

That having been said, as Ken aptly said earlier, there are some ways that they do recruitment where they do their own sourcing in house that we would like to pick up on, utilize and benefit from as well. So, a great example of how the synergies of the two companies may benefit the greater good. Managed care contracting. We do ours very centralized. They do their fairly decentralized at the hospital level. Again, different ways of accomplishing the same objective. However, it will be our intention going forward to keep that fairly centralized for a lot of reasons, I won’t go into, but we feel like that may be an opportunity to drive a little better growth going forward as well.

Cap ex focus — we have determined a lot of equipment — I say a lot of equipment — in chosen markets, in chosen modalities. There is some leasing going on that we would like to convert to ownership, which obviously drives margin for a lot of reasons. So there may be some opportunities there. Staffing productivity. For the more part, Province and LifePoint staff, very similarly, very efficiently, in selected markets, we have observed some opportunities. If you just look at — excuse me — at 2003 numbers, our equivalent employee per occupied bed is 3.56. There’s was 3.80. Again, opportunity there. Man hours per adjusted admission — 85. Theirs was 91. Again, maybe some opportunity there as well.

Quality resource management — I could go forever on that. Long story short, we do detect in some light acuity kind of hospitals that there may be some Medicare average length of stay opportunities, if managed appropriately, based on their acuity in those hospitals. Also, with our clinical and financial information systems we’ve talked about, there is the opportunity to educate our physicians on an individual physician basis as to how their practice patterns, relative to utilization, compare with their peers. So in so doing, we have been able to drive down utilization for same fixed payment in-patient services in a manner that has allowed us to not have to consume so many resources per patient. It’s worked.

Supply management — as Ken said, we’re an equity owner of Health Trust Purchasing Group. Our friends at Province were participants in Health Trust Purchasing Group, not equity owners. We feel like there’s a million to a million-and-a-half of additional administrative fee paybacks as a result of being an equity owner, once we take in our friends at Province hospitals. Lease buyouts, as I said earlier, a lot of medical office buildings are being leased, master leased from third party developers. Again, there are good arguments both ways on that. But in our experience, we’ve had very good luck by owning those and controlling use restrictions on what our position friends may or may not do to compete with us out in those offices. So again, there may be some opportunity there yet to be realized. And then, the other thing is just on equipment, again, as we said earlier - a definite opportunity we feel there.

I am going to, in the interest of our remaining time, not go into the detail, but, I believe Mike has passed these out. What this demonstrates is that we both put a lot of money into our existing assets. That’s a strategy which we believe in religiously going forward and will never change. It has paid and had tremendous return by doing it that way as opposed to being an acquisition story. Organic growth has worked very effectively for LifePoint in five-and-a-half years and we do not intend to change that.

This just gives you an example of some of kind of additions we have done per capital. Recruitment - both companies have been very effective with recruitment, as I said earlier. We will not diminish our aggressive approach toward recruitment going forward for the new company. And our new focus going forward will be more on retention at of Province facilities and see if there may be some opportunities there.

As Ken said, Las Cruces is a great hospital with unrealized potential. The good news is our friends at Province are doing a wonderful job managing it. And right now, it is exactly on track per their model and for the model we used to come up with what we thought that might generate. But again, it’s a winning story. Costal Carolina is right outside of Hilton Head, high-growth community, over 65 population, development after development. They opened yesterday and we know their administrative team, have tremendous confidence in them, used to work for us.

Fort Mojave — it was a stroke of brilliance, again, by Province. It’s a community north of Lake Havasu, which is already their leading earner. And it’s just, again, it’s a retirement area with tremendous year-over-year growth — 10% a year growth in the community. Retired people, unfortunately need more healthcare. The rest speaks for itself. So, that is going to be a win. We were out there last week and we’re more convinced than ever what a great move, strategically, that was.

Post closing and wrapping up, as Ken said, very accurately, this has been the smoothest transition of any set of acquisitions we’ve ever been involved in. I think that’s a testimonial for LifePoint, having five-and-a-half years with the same basic management team. That’s a testimonial to Province’s cooperation and I think it’s a testimonial to the fact that our properties are so very similar and that our strategies, ultimately will be similar. So, with that, I want to thank AJ (ph). I want to thank Merrill Lynch for having us. And each of you for your interest and support. Thanks.

QUESTION AND ANSWER

Unidentified Speaker

     Thanks, Bill. Is there any — was there a single question, maybe? We’ve got time for about one question if there would be one from the audience. You guys did mention bad debts. It’s sort of been awhile since I’ve seen a hospital presentation without a focus on bad debts. Maybe just give us your view on where we stand on that issue real quick.

     Ken Donahey - LifePoint Hospitals, Inc. — Chairman, President and CEO

     Yes, essentially, you can see by the payer mix, Province has similar payer mix, relative to self-pay patients. There will be, as we’ve pointed out, two — as we merge the two companies, two changes in accounting policy. One of them will be in the area of the provision for the allowance for doubtful accounts in converting to our policy. You know, we will be increasing the allowance to be more current on the valuation of self-pay accounts and the other will be in the area of capitalizing physician recruiting costs. Our policy is to expense those immediately because our retentions rates are at a very high level.

Relative to what we’re seeing on bad debts, we haven’t really seen much of a change. This last quarter, you know, the self-pay amounts were pretty consistent with the previous quarters, up slightly. Mike, any other comments on that?

     Mike Culotta - LifePoint Hospitals, Inc. — CFO

     As we mentioned in our quarterly call, we did see, you know, an uptick in July and August, but we saw it drop in September. So again, we closely monitor it. As I said, the only thing we are seeing a little bit more now is people opting out of insurance. So, we have put in a number of policies at our hospital to collect as much as we can up front and our collections, in the quarter, as a matter of fact, were up 64% higher than it was from the previous quarter. So, we are putting the processes in place to get the collections up front.

     Ken Donahey - LifePoint Hospitals, Inc. — Chairman, President and CEO

     To clarify Mike’s comment, people opting out of insurance, what we’re seeing is more people, young people who are employed not electing, you know, to take the insurance offered by employers, so we’re being very aggressive in collecting those accounts up front.

Unidentified Speaker

     OK. I want to express my appreciation to the management team from LifePoint Hospitals ...

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